UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Callon Petroleum Company
(Name of Registrant as Specified In Its Charter)

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CALLON PETROLEUM COMPANY
200 NORTH CANAL STREET, NATCHEZ, MISSISSIPPI 39120

NOTICE OF THE 2012 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 10, 2012

To Our Shareholders:

Notice is hereby given and you are cordially invited to attend the 2012 Annual Meeting of Shareholders of Callon Petroleum Company (“Callon” or the “Company”) which will be held in Natchez, Mississippi, on Thursday, May 10, 2012, at 9:00 a.m., in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120, for the following purposes:

1.	To elect two Class III directors to hold office until the 2015 Annual Meeting of Shareholders;

2.	To approve, in an advisory (non-binding) vote, the Company's executive compensation as disclosed in the accompanying proxy statement;

3.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	To transact such other business as may properly come before the 2012 Annual Meeting or any adjournment or adjournments thereof.

Specific details of the matters proposed before the 2012 Annual Meeting are included in the proxy statement accompanying and forming part of this notice. Only shareholders of record at the close of business on March 16, 2012 will be entitled to notice of, and to vote at, the 2012 Annual Meeting, or any adjournment or postponements thereof. Each common share is entitled to one vote per share. Whether or not you plan to attend the 2012 Annual Meeting, we request that you sign, date and promptly mail the enclosed proxy in the pre-addressed envelope enclosed.

By Order of the Board of Directors

Natchez, Mississippi	Robert A. Mayfield
April 2, 2012	Corporate Secretary

IF YOU CANNOT ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE RETURN ENVELOPE ENCLOSED FOR YOUR USE. NO POSTAGE IS REQUIRED IF THE ENVELOPE IS MAILED IN THE UNITED STATES. SHAREHOLDERS WHO ATTEND THE 2012 ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders' Meeting:

Our proxy material relating to our 2012 Annual Meeting (notice, proxy statement, proxy and 2011 Annual Report to Shareholders) is available on our website at www.callon.com. This information is also available by calling 1-800-451-1294 or by email at terryt@callon.com. For the date, time and location of the 2012 Annual Meeting and an identification of the matters to be voted upon at the 2012 Annual Meeting, please see the “Notice of 2012 Annual Meeting of Shareholders.” For information on how to obtain directions to be able to attend the meeting and vote in person, please contact Terry Trovato, Investor Relations, Callon Petroleum Company, 200 North Canal Street, Natchez, Mississippi, 39120.

PROXY STATEMENT
_____________________
CALLON PETROLEUM COMPANY
200 North Canal Street
Natchez, Mississippi 39120
(601) 442-1601

2012 ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 10, 2012

SOLICITATION AND REVOCABILITY OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Callon Petroleum Company, a Delaware corporation (“Callon” or the “Company”), from shareholders of the Company for use at the 2012 Annual Meeting of Shareholders of the Company to be held on Thursday, May 10, 2012, at 9:00 a.m., in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120, and at any adjournment or postponement thereof. The purpose of the meeting is to consider and vote upon the matters described in the accompanying Notice of the 2012 Annual Meeting of Shareholders.

A proxy in the form accompanying this proxy statement, when properly executed and returned, will be voted in accordance with the directions specified on the proxy, and otherwise in accordance with the judgment of the persons designated therein as proxies. Any proxy which does not withhold authority to vote or on which no other instructions are given will be voted for the election of the nominee named herein to the Board of Directors and in favor of the all other proposals set forth in the notice. Any proxy may be revoked at any time before it is exercised by delivering, to the Corporate Secretary of the Company, written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the 2012 Annual Meeting. Proxies submitted by mail must be received on or before 8:00 a.m. on Thursday, May 10, 2012. Submitting your proxy by mail will not affect your right to vote in person if you decide to attend the 2012 Annual Meeting.

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of the Director nominees (Proposal 1 of this proxy statement), and ratification of the Company's independent registered public accounting firm (Proposal 3 of this proxy statement). Prior to January 1, 2010, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate. Changes in regulations eliminated the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf except that your bank or broker will continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company's independent registered public accounting firm (Proposal 3 of this proxy statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any other items of business at the 2012 Annual Meeting.

This proxy statement and the accompanying notice and form of proxy are being mailed to shareholders on or about April 2, 2012. The Annual Report for the Company's fiscal year ended December 31, 2011 is also being mailed to shareholders contemporaneously with this proxy statement, although the Annual Report does not form a part of the material for the solicitation of proxies. The contents of this proxy statement have been approved by our Board of Directors.

Proxies will be solicited primarily by mail, but employees of the Company may also solicit proxies in person or by telephone. Arrangements may be made with brokerage firms or other custodians, nominees, and fiduciaries to send proxy materials to the beneficial owners of our common stock for which the Company has agreed to pay those costs. In addition, the Company has retained the services of Eagle Rock Proxy Advisors, LLC to assist us in our solicitation efforts at an estimated cost of $5,000 plus reasonable and customary out-of-pocket expenses.

Financial and other information concerning the Company is contained in the Annual Report for the year ended December 31, 2011. Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to the Company's proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of the proxy material on the Internet. This proxy statement, the accompanying proxy card and the Company's 2011 Annual Report are available at the Company's website at www.callon.com. In accordance with SEC rules, you may access the proxy statement at www.callon.com, which does not have "cookies" that identify visitors to the site.

Other Matters to be Considered at the 2012 Annual Meeting of Shareholders

The Board of Directors is not presently aware of any other proposals that may be brought before the 2012 Annual Meeting. In the event other proposals are brought before the 2012 Annual Meeting, the person(s) named in the enclosed proxy will vote in accordance with what they consider to be in the best interests of the Company and our shareholders.

VOTING REQUIREMENTS

The Board of Directors has fixed the close of business on March 16, 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2012 Annual Meeting. A complete list of all shareholders entitled to vote at the 2012 Annual Meeting will be open for examination by any shareholder during normal business hours for a period of ten days prior to the 2012 Annual Meeting at the offices of the Company, located at 200 North Canal Street, Natchez, Mississippi 39120. Such list will also be available at the 2012 Annual Meeting and may be inspected by any valid shareholder who is present.

On the record date, our issued and outstanding voting securities consisted of 39,412,238 shares of common stock. Holders of common stock will be entitled to one vote per share held of record on the record date for each proposal presented at the 2012 Annual Meeting.

QUORUM AND OTHER MATTERS

The holders of a majority of the total shares of common stock issued and outstanding on the record date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the 2012 Annual Meeting. For purposes of determining whether a quorum is present under Delaware law, broker non-votes and abstentions do count towards the establishment of a quorum.

The election of directors requires the favorable vote of the holders of a plurality of shares of common stock present and voting, in person or by proxy, at the 2012 Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate.

Each of the other proposals will be approved if it receives a majority of the votes of the shares present in person at the 2012 Annual Meeting and those represented by proxy and entitled to vote. If the appointment of the Company's independent registered public accounting firm is not ratified by holders of our voting securities, the Audit Committee and the Board may reconsider its appointment and endorsement, respectively. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Abstaining shares will be considered present at the 2012 Annual Meeting so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the 2012 Annual Meeting with respect to a non-discretionary item so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and the broker has not received voting instructions from the beneficial owner. The New York Stock Exchange (“NYSE”) permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from customers. The ratification of the independent registered accounting firm is a routine matter on which brokers may vote in this way.

Votes cast at the meeting will be counted by the inspector of election.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees
Our Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into three classes of equal size, designated as Class I (currently with two directors), Class II (currently with two directors) and Class III (currently with two directors). One class of directors is elected at each Annual Meeting of shareholders to serve for a three-year term.
The term of the two Class III directors, Mr. Fred L. Callon and Mr. L. Richard Flury will expire on the date of the 2012 Annual Meeting. The nominees of the Board for Class III directors of the Company to serve until the 2015 Annual Meeting, or until their successors have been duly elected and qualified, are Mr. Fred L. Callon and Mr. L. Richard Flury. Both were nominated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. Each of the nominees has consented to serve as a director if elected. Mr. Callon and Mr. Flury have served continuously as a director of the Company since the date of his first election or appointment to the Board.
All shares of common stock represented by the proxies will be voted “FOR” the election of the director nominees, except where authority to vote in the election of directors has been withheld. Should the nominees become unable or unwilling to serve as a director at the time of the 2012 Annual Meeting, the person or persons exercising the proxies will vote for the election of substitute nominees designated by the Board of Directors, or the Board of Directors may choose to reduce the number of members of the Board of Directors to be elected at the 2012 Annual Meeting in order to eliminate the vacancy. The Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve if elected. Only the nominees or a substitute nominee designated by the Board of Directors will be eligible to stand for election as a director at the 2012 Annual Meeting.
The Board of Directors recommends that you vote “FOR” the election of the director nominees.

Directors and Executive Officers of Callon Petroleum Company

The following table provides information with respect to the nominees, all current directors whose terms will continue after the 2012 Annual Meeting, and the present executive officers of the Company. Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or their earlier removal or resignation from office.

Name	Age as of Record Date	Company Position Since	Present Company Position

Class I Directors:
(Term Expires in 2013)
Larry D. McVay	64	2007	Director
John C. Wallace	73	1994	Director

Class II Directors:
(Term Expires in 2014)
B. F. Weatherly	67	1994	Director, Executive Vice President and Chief Financial Officer
Anthony J. Nocchiero	60	2011	Director

Class III Directors:
(Term Expires in 2012)
Fred L. Callon	62	1994	Director, Chairman of the Board, President, and Chief Executive Officer, Nominee
L. Richard Flury	64	2004	Director, Nominee

Other Executive Officers:
Gary A. Newberry	57	2010	Senior Vice President, Operations (1)
Stephen F. Woodcock	60	1997	Vice President, Exploration
Rodger W. Smith	62	1999	Vice President and Treasurer
Vince Borrello	60	2011	Vice-President/General Manager, Permian Basin(2)
Robert A. Mayfield	61	2000	Corporate Secretary
H. Clark Smith	59	2001	Chief Information Officer
Mitzi P. Conn	43	2007	Corporate Controller

(1)	Mr. Newberry was hired in April 2010 as Vice President, Production and Development and promoted to his current position in September 2010.

(2)	Mr. Borrello was hired effective April 1, 2011.

The following is a brief description of the background and principal occupation of each director and executive officer:
Vince Borrello joined the Company in April 2011 as Vice President/General Manager - Permian Basin.  For the period August 2008 through April 2011, he worked as an independent consultant for various companies, including the Company from July 2009 until February 2011. Prior to that, from February 2006 until August 2008, he served as President and Chief Operating Officer for Lothian Oil, Inc. which has been active in the Wolfberry trend in the Midland Basin for many years.  During his 37 years of experience in the oil and gas industry he also held technical and leadership positions with Texas Oil & Gas Corporation and Marathon Oil Company.  Mr. Borrello is an active member of the Society of Petroleum Engineers and a member of the Permian Basin Petroleum Club.  He is a graduate of Louisiana State University in 1974 with a B.S. degree in Petroleum Engineering and he is a Registered Professional Engineer in the States of Texas and Oklahoma.
Fred L. Callon has been Chairman of the Board of Directors of the Company since May 2004 and President and Chief Executive Officer of the Company and Callon Petroleum Operating Company since January 1997. Prior to January 1997, he was President and Chief Operating Officer of the Company, positions he had held with the Company or its predecessors since 1984. He has been employed by the Company or its predecessors since 1976. Mr. Callon graduated from Millsaps College in 1972 and received his M.B.A. degree from the Wharton School of Finance in 1974. Following graduation and until his employment by Callon Petroleum Operating Company, he was employed by Peat, Marwick, Mitchell & Co., certified public accountants. He is son of the late Sim C. Callon, one of the Company's co-founders and the nephew of the late John S. Callon, the other co-founder.
Mr. Callon has been involved in the oil and gas industry virtually all his life and has developed a wide network of personal and business relationships within the oil and gas industry. We believe that his strong financial background combined with his many years of operational experience throughout changing conditions in the market and industry provide him with the ability to successfully lead the Company.
Mitzi P. Conn is the Corporate Controller for the Company and Callon Petroleum Operating Company. Prior to being appointed to that position in May 2007, she had served as assistant controller since May 2004. Mrs. Conn has held various other positions in finance and accounting since she joined the Company in June 1993. Prior thereto, she was a general accountant for Graham Resources, Inc. She received her B.S. degree in accounting from Southeastern Louisiana University in 1990 and is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.
L. Richard Flury is a graduate of the University of Victoria (Canada). He spent over 30 years with Amoco Corporation, and later, BP plc, from which he retired as Chief Executive, Gas and Power and Renewables, on December 31, 2001, a position he had held since June of 1999.  Prior to Amoco's merger with BP in 1998, he served in various executive positions and was Chief Executive for Worldwide Exploration and Production and Executive Vice President of Amoco Corporation at the time of the merger. Currently, he is a member of the Board of Directors of QEP Resources, a publicly-traded oil and gas company, and the Non-Executive Chairman of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company.
Mr. Flury has many years of prior experience with a major oil and gas company. Mr. Flury continues his involvement in the industry through his other directorship positions. We believe his executive-level perspective and decision making abilities will continue to prove beneficial to the Company.
Robert A. Mayfield is the Corporate Secretary for the Company and Callon Petroleum Operating Company. He was appointed Corporate Secretary in February 2000. Prior to his appointment as Corporate Secretary, he had served as the Manager of Tax Services and Securities and Exchange Commission Reporting since 1981. Prior to joining Callon, he was employed by McCormick Oil and Gas Company in Houston, Texas, where he served as an assistant to the tax manager. Mr. Mayfield received his B.S. degree in accounting from Louisiana Tech University in 1972 and is a member of the Society of Corporate Secretaries & Governance Professionals.
Larry D. McVay was appointed to the Board of Directors in October 2007. From 2003 until his retirement from BP in 2006, he served as Chief Operating Officer of TNK-BP Holding, one of the largest oil producing companies in Russia. Since 2007, Mr. McVay has been a Managing Director of Edgewater Energy, LLC, an oil and gas consulting and investment company. From 2000 to 2003, he served as Technology Vice President and Vice President of Health, Safety and Environment for BP. He also led the global E&P Operations Excellence effort for improving the operating efficiency of BP's upstream operations. Mr. McVay has led a distinguished international oil and gas career spanning 38 years with Amoco, BP and TNK-BP. He worked in various engineering, management and leadership positions with Amoco and BP both domestically and internationally. Mr. McVay earned a mechanical engineering degree from Texas Tech University where he was recognized as a Distinguished Engineer in 1995. In January 2008 he became a member of the board of directors of Praxair, Inc., the largest industrial gases company in North and South America. In May 2008 Mr. McVay also became a member of the board of directors of Chicago Bridge and Iron, N.V., a publicly-traded engineering, procurement, and construction company.

Mr. McVay has been directly involved in almost all aspects of the oil and gas industry, including drilling, production, finance, environmental risk, and safety. Outside of his involvement with Callon, Mr. McVay is active in other industry consulting assignments which keep him fully abreast of trends and current activity in the operational areas in which Callon is pursuing development.
Gary A. Newberry joined the Company in April 2010 as Vice President - Production and Development. In September 2010, Mr. Newberry was promoted to Senior Vice President - Operations. Mr. Newberry graduated from Marietta College in 1977 with a B.S. degree in Petroleum Engineering. After graduation he joined Marathon Oil Company as a Production and Drilling Engineer working in Alaska, the Gulf of Mexico, and the Rockies. He held various supervisory and management roles of increasing responsibility over production and drilling operations in the mid-continent, Alaska and the Permian Basin. As a Business Unit Leader, Mr. Newberry was responsible for all upstream business activity in Oklahoma, Alaska, and the Rockies and served as Marathon's Worldwide Operations Manager. Mr. Newberry retired from Marathon Oil Company after 33 years of service.
Anthony J. Nocchiero was nominated to the Board of Directors in March 2011. From April 2007 until September 2010, Mr. Nocchiero held the position of senior vice president and chief financial officer for CF Industries, Inc. From July 2005 until March 2007, he was the vice president and chief financial officer for Merisant Worldwide, Inc. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 until December 2001, Mr. Nocchiero served as vice president and chief financial officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation in various financial and management positions, including service as Amoco's vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University in St. Louis and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University.

Mr. Nocchiero has previous experience serving as a member of the board of directors of various public and private companies including Terra Nitrogen LP, Keytrade AG, Vysis Corporation and the Chicago Chamber of Commerce. He brings to the Company broad technical knowledge in oil and gas operations, and extensive experience with finance and M&A related transactions.

H. Clark Smith is the Chief Information Officer for the Company and Callon Petroleum Operating Company. Prior to being appointed to that position in March 2001, he had served as Manager - Information Technology since January 1990 and in other computer related positions with the Company and its predecessors since 1983. At Mississippi State University, he majored in Industrial Technology. During his tenure with the Company, he has received extensive technical and management training from the University of Southern Mississippi, International Business Machines, Microsoft, Novell, and Arthur Andersen & Company. He has also served as Manager - Information Services with Jefferson Davis Regional Medical Center and as a principal of the consulting firm, Mississippi Computing Consultants, both located in Natchez, MS.

Rodger W. Smith is a Vice President and also serves as the Treasurer for the Company and Callon Petroleum Operating Company. Mr. Smith was appointed Treasurer in April 1999 and served as Corporate Controller from 2004 to May 2007. Prior to being appointed Treasurer, he served as Manager of Budget and Analysis since 1994. Prior to 1994, Mr. Smith was Manager of Exploration and Production Accounting and has been employed by the Company and its predecessors since 1983. Prior to his employment with the Company, he was employed by International Paper Company as a plant controller. He received his B.S. degree in accounting from the University of Southern Mississippi in 1973.

John C. Wallace has been a member of the Board of Directors of the Company since 1994. Mr. Wallace is a Chartered Accountant having qualified with PricewaterhouseCoopers in Canada in 1963, after which he joined Baring Brothers & Co., Limited in London, England. Prior to his retirement in December 2010, he served for over twenty-five years as Chairman of Fred. Olsen Ltd., a London-based corporation that he joined in 1968 and which specializes in the business of shipping, renewable energy and property development. He received his B. Comm degree majoring in Accounting and Economics from McGill University in 1959. In November 2004 he successfully completed the International Uniform Certified Public Accountant Qualification Examination and has received a CPA Certificate from the State of Illinois. Mr. Wallace also retired from the board of directors of Ganger Rolf ASA and Bonheur ASA, Oslo, both publicly-traded shipping companies with interests in offshore energy services and renewable energy.

Mr. Wallace has extensive financial and accounting experience in not only the oil and gas industry but in a number of other related industries as a result of his association with Fred. Olsen, Ltd. and various associated or related companies. He held senior management positions and was a member of Fred. Olsen's board of directors for many years. We believe that Mr. Wallace's unique perspective of the risks and rewards in the oil and gas industry is an asset to our Board of Directors.

B. F. Weatherly is an Executive Vice President and also serves as the Chief Financial Officer for the Company and Callon Petroleum Operating Company. He has been a member of the Board of Directors since 1994. Prior to joining the Company in his current position in November 2006, he was a principal of CapSource Financial, Houston, Texas, an investment-banking firm, since 1989.

He was also a general partner of CapSource Fund, L.P., a Jackson, Mississippi investment fund, and held that position since 1997. Mr. Weatherly received a Master of Accountancy degree from the University of Mississippi in 1967. Mr. Weatherly has previously been associated with Arthur Andersen LLP, and has served as a Senior Vice President of Brown & Root, Inc. and Weatherford International, Inc.

Mr. Weatherly has many years of executive management and financial management positions in energy related companies with emphasis on structuring and completion of many types of financial transactions. Additionally, serving as managing director of two investment funds provides insight into seeking financing alternatives for Callon.

Stephen F. Woodcock is the Vice President of Exploration for the Company and Callon Petroleum Operating Company. Prior to being appointed to this position in November 1997, Mr. Woodcock had served as Manager of Geology and Geophysics since his initial employment by the Company and Callon Petroleum Operating Company in 1995. Prior thereto, he was Manager of Geophysics for CNG Producing Company and Division Geophysicist for Amoco Production Company. Mr. Woodcock received a master's degree in geophysics from Oregon State University in 1975.

All officers and directors of the Company are United States citizens, except Mr. Wallace, who is a citizen of Canada. L. Richard Flury holds both U.S. and Canadian citizenship.

Board of Director Structure and Responsibilities

General. In accordance with our by-laws and the laws of Delaware, our state of incorporation, our business and affairs are managed under the direction of the Board of Directors. The Board of Directors generally meets on a quarterly basis to review significant developments affecting the Company and to act on matters requiring Board approval. Between regularly scheduled meetings, the Board of Directors may also hold special meetings, execute unanimous written consents, and participate in telephone conference calls when an important matter requires Board action. During 2011, the Board of Directors of the Company met formally six times and executed six unanimous written consents. All of the Company's directors attended all of the board meetings. In addition, to promote open discussion, the non-management directors meet in executive (private) sessions without management following each quarterly board meeting. The chairperson of such executive sessions is the chairperson of the Nominating and Corporate Governance Committee unless, at the first executive session held in each fiscal year, the independent directors select a different independent director to serve as the chairperson for all executive sessions held during that fiscal year. L. Richard Flury, chairman of the Compensation Committee, presided over all executive sessions during 2011. It is the policy of the Board that, to the extent possible, all directors attend the 2012 Annual Meeting of Shareholders. All then current directors attended the 2011 Annual Meeting of Shareholders.

Director Independence. It is the policy of the Board of Directors that a majority of the members of the Board be independent of the Company's management. The Company's Corporate Governance Principles contain the following guidelines to assist the Board in determining director independence in accordance with the applicable NYSE and SEC rules:

•
No director who is an employee or former employee of the Company, or whose immediate family member is an executive officer or former executive officer of the Company, shall be considered “independent” until three years after such employment has ended;

•
No director who is receiving, or in the last three years has received, or whose immediate family member is receiving, or in the last three years has received, more than $120,000 per year in direct compensation from the Company, other than fees received in such director's capacity as a member of the Board or any Board committee and pension payments or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall be considered “independent.” Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence;

•
No director who is, or in the past three years has been, affiliated with or employed by, or whose immediate family member is, or in the past three years has been, affiliated with or employed in a professional capacity by, a present or former internal auditor or independent auditing firm of the Company shall be considered “independent”;

•
No director who is, or in the past three years has been, employed as, or whose immediate family member is, or in the past three years has been, employed as, an executive officer by any company for which any executive officer of the Company serves as a member of its compensation committee (or, in the absence of a compensation committee, the board committee performing equivalent functions, or, in the absence of such committee, the Board of Directors) shall be considered “independent”;

•
No director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company's consolidated gross revenue shall be considered “independent” until three years after such payments fall below such threshold; and

•
An “immediate family member” includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. When applying the three-year look-back provisions, it does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The Board of Directors has affirmatively determined that Messrs. Flury, McVay, Wallace and Nocchiero do not have any material relationships with the Company that may interfere with the exercise of their independence from management and the Company and are independent directors under applicable NYSE rules, SEC rules and in accordance with our Corporate Governance Principles.

Chairman of the Board. Our Board of Directors believes that Fred L. Callon, our current President and Chief Executive Officer, is uniquely qualified to also serve as Chairman of the Board of Directors. Mr. Callon is the son of one of the founders of the Company and has been involved in the oil and gas industry virtually all his professional career. He is the director who is most familiar with our day-to-day operations, our technical and financial strengths, and our overall ability to execute the business strategy adopted by the board. His experience and knowledge of the oil and gas industry promotes the opportunity for a successful blend of our independent directors' perspectives and oversight responsibilities. In his capacity as Chairman, Mr. Callon has the following responsibilities:

•	Schedules all meetings of the Board;

•	Establishes Board meeting agendas;

•	Chairs meetings of the Board and the Annual Meeting of Shareholders;

•	Ensures that the flow of information provided to the Board is timely, complete, and accurate;

•	Communicates with all directors on key issues and concerns outside of Board meetings;

•	Assists the Board and executive officers in assuring compliance with and implementation of our governance principles; and

•	Represents the Company to and interacts with external shareholders.

The Board of Directors believes that having Mr. Callon serve as both the Chief Executive Officer and the Chairman of the Board of Directors is a unique benefit to the overall success and growth of the Company. The Board does not have an independent lead director.

Communication with the Board of Directors. In order to provide the Company's shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted procedures for communications to directors. Callon shareholders and other interested persons may communicate with the Chairman of the Company's Audit Committee or with any other director of the Company, individually or as a group, by written communications addressed in care of Robert A. Mayfield, Corporate Secretary, Callon Petroleum Company, 200 North Canal Street, Natchez, MS 39120. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. Copies of all communications received pursuant to these procedures will be retained for a period of at least one year. As of the record date, no such communications have been received.

All communications received in accordance with these procedures will be reviewed initially by senior management of the Company. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

Board's Role in Risk Oversight. The Company is exposed to a number of risks and undertakes enterprise risk management reviews to identify and evaluate these risks and to develop plans to mitigate them effectively. The Company's executive officers are directly responsible for the Company's enterprise risk management function and report to the Board of Directors. The information flow and communication between our Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of exploring for and producing oil and natural gas. Also, our Audit Committee, among other duties, is charged with overseeing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and has compliance oversight responsibilities. Although not inclusive, a list of items considered generally includes:

•	accurate and complete financial reporting;

•	rules and regulations of the NYSE;

•	environmental and safety issues;

•	safeguarding of Company assets;

•	adequacy of insurance protection;

•	compliance with all credit facility covenants; and

•	employee relations issues.

The Board of Directors plays a key role in the oversight of the Company's enterprise risk management function. Using their collective skills and experience, they consider information provided by management and provide feedback and make recommendations, if needed, to help minimize risk to the Company's current and future value.

In addition, our Audit Committee considers our practices regarding risk assessment and risk management, relating to our contingent liabilities, our oil and natural gas reserve estimation practices, as well as major legislative and regulatory developments that could affect us. Our Audit Committee also oversees our Code of Business Conduct and Ethics, and responses to any alleged violations of our policies made by whistleblowers. Our Compensation Committee reviews and attempts to mitigate risks which may result from our compensation policies, including working directly with senior management to determine whether such programs improperly encourage management to take undue risks relating to the business and/or whether risks arising from our compensation programs are likely to have a material adverse effect on the Company. Our Strategic Planning Committee organizes and oversees the Board's participation in the risk assessment and management process as it relates to the Company's strategic plan.

The Board also believes that the Board's role of oversight of risk management is facilitated by the Company's leadership structure. By combining the positions of Chairman of the Board and Chief Executive Officer, the Board gains a valuable perspective that combines the operational expertise of a member of management with the oversight focus of a member of the Board. Our Board of Directors believes that this division of risk management related roles among the Company's independent directors fosters an atmosphere of significant involvement in the oversight of risk and that this shared oversight is appropriate for the Company.

Committees of the Board of Directors

In order to facilitate the various functions of the Board of Directors, the Board of Directors has created an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Strategic Planning Committee. These committees are more fully described below:

Audit Committee Functions and Responsibilities

The principal function of the Audit Committee is to assist the Board of Directors in the areas of financial reporting and accounting integrity. The Audit Committee reviews the accounting and auditing procedures and financial reporting practices of the Company and is responsible for the engagement of and overseeing all audit work conducted by the Company's independent registered public accounting firm. The Audit Committee is governed by a charter that has been approved by the Board of Directors. The Audit Committee meets periodically with the Company's management, internal auditor and its independent registered public accounting firm to review the Company's financial information and systems of internal controls and ensures such parties are properly discharging their responsibilities. The independent registered public accounting firm reports directly to the Audit Committee and at least annually meets with the Audit Committee without management representatives present. The Audit Committee has the authority to investigate any matters brought to its attention and to retain outside legal, accounting or other consultants if deemed necessary.

The Audit Committee is composed entirely of non-management members of the Board, each of whom satisfy the independence requirements for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are “independent” and “financially literate” as defined by NYSE rules. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies. The Audit Committee is currently comprised of Messrs. Wallace (Chairman), Flury, McVay and Nocchiero. Mr. Richard O. Wilson served as a director and as a member of the Audit Committee until his retirement in May 2011. Mr. Nocchiero was elected as a new director in May 2011 and assumed the member vacancy created by Mr. Wilson's retirement. The Board of Directors has determined that Mr. Wallace and Mr. Nocchiero have the accounting or financial management expertise to be considered a “financial expert” as defined and required by the NYSE rules and by the Exchange Act.

The Audit Committee held five meetings and did not execute any unanimous written consents during 2011. All members of the Audit Committee attended all the meetings. The Audit Committee's report on its activities during 2011 appears later in this proxy statement under the caption “Audit Committee Report.”

Relationship with Independent Registered Public Accounting Firm. Management is responsible for establishing and maintaining internal controls over financial reporting and for assessing the effectiveness of those controls. The independent registered public accounting firm is responsible for performing independent audits of the Company's consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee's responsibility is to monitor and oversee these processes. Ernst & Young LLP, an independent registered public accounting firm, served as the Company's independent registered public accounting firm during 2010 and 2011 and was appointed by the Audit Committee to serve in that capacity for 2012.
Audit Fees.  Fees billed for professional services rendered by Ernst & Young LLP for the annual audit and quarterly reviews and for registration statements and other regulatory filings (including the requirements under Section 404 of the Sarbanes-Oxley Act) were $484,301 and $535,660, including out-of-pocket expenses, for the years ended December 31, 2010 and 2011, respectively.
Audit-related Fees.  There were no audit-related fees paid in 2010 or 2011.

Tax Fees. Fees billed for professional services rendered by Ernst & Young LLP for the review of the federal tax return, tax advice and tax planning for 2010 and 2011 totaled $14,200 and $13,600, respectively.

All Other Fees. There were no other fees paid to the Company's independent registered public accounting firm in 2010 or 2011.

Pre-Approval Policy of Audit, Audit-Related, Tax and Non-Audit Services. The Audit Committee pre-approves all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the audit and non-audit services pre-approval policy adopted by the Audit Committee. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Committee at its next scheduled meeting.

Audit Committee Report. Acting pursuant to its Charter, the Audit Committee reviewed and discussed the Company's audited financial statements at, and for the year ended, December 31, 2011 with management and the Company's independent registered public accounting firm and recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. This recommendation was based on:

•	the Audit Committee's review of the audited financial statements;

•	discussion of the financial statements with management;

•
discussion with the Company's independent registered public accounting firm, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the communication matters required to be discussed by SAS 61;

•	receipt from Ernst &Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

•	discussions with Ernst & Young LLP regarding its independence from the Company and its management;

•
Ernst & Young LLP's confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America; and

•	other matters the Audit Committee deemed relevant and appropriate.

John C. Wallace, Chairman	L. Richard Flury
L. Richard Flury	Anthony J. Nocchiero

Compensation Committee Functions and Responsibilities

The purpose of the Compensation Committee is to develop and administer an overall compensation program designed to optimize the opportunity for the Company to achieve its operating objectives and performance goals while properly blending the program with the short- and long-term interests of the Company's shareholders. We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the year. Our goal is to set base salaries for our executive officers at levels that are competitive with comparable companies for the skills and requirements of similar positions. In addition to the determination of annual base salaries, the Committee is responsible for determining and recommending variable annual cash bonuses, phantom unit awards payable in the form of cash, and equity awards which may include stock options, restricted stock, restricted stock units, or performance shares. Currently a portion of the annual compensation package is based on certain performance related criteria of the Company for which the Committee is responsible for establishing and approving. The Committee has utilized the services of Meridian Compensation Partners LLC, an independent compensation consulting firm, to assist in the annual review of market and industry data to assess the Company's competitive position with respect to each element of total compensation and to ensure the attraction, retention and appropriate reward to the Company's CEO and other executive officers. In addition to the above, the Committee has the following duties and responsibilities:

•	review, recommend, and discuss with management the compensation discussion and analysis section included in the Company's annual proxy statement; and

•	prepare an annual report on executive compensation for inclusion in the Company's proxy statement for each Annual Meeting of Shareholders.

Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent members of our Board of Directors. Each member meets the independence requirements set by the New York Stock Exchange and applicable federal securities laws. Current members are Messrs. Flury (chairman), McVay, Wallace and Nocchiero. Mr. Richard O. Wilson served as a director and as a member of the Compensation Committee until his retirement in May 2011. Mr. Nocchiero was elected as a new director in May 2011 and assumed the member vacancy created by Mr. Wilson's retirement.

The Compensation Committee held four meetings and executed three unanimous written consents during 2011. All members of the Compensation Committee attended all the meetings.

Compensation Committee Interlocks and Insider Participation. None of the members of the Company's Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries. None of our executive officers served as a member of the board of directors or compensation committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of any other entity that has one or more of its executive officers serving on our Compensation Committee.

Nominating and Corporate Governance Committee Functions and Responsibilities

The purpose of the Nominating and Corporate Governance Committee is to:

•	identify and recommend to the Board individuals qualified to be nominated for election to the Board;

•	recommend to the Board the members and chairperson for each Board committee;

•	periodically review and assess the Company's Corporate Governance Principles and the Company's Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board;

•	oversee the annual self-evaluation of the performance of the Board and the annual evaluation of the Company's management; and

•	recommend to the Board a successor to the CEO when a vacancy occurs.

Each member of the Committee meets the independence requirements of the NYSE and applicable federal securities laws. Current members are Messrs. Nocchiero (Chairman), Flury, McVay, and Wallace. Mr. Richard O. Wilson served as a director and as Chairman of the Nominating and Corporate Governance Committee until his retirement in May 2011. Mr. Nocchiero was elected as a new director in May 2011 and assumed the Chairman vacancy created by Mr. Wilson's retirement. The Nominating and Corporate Governance Committee executed one unanimous written consent during 2011. Prior to the formation of this Committee, the entire Board of Directors performed these functions.

Director Identification and Selection. The Nominating and Corporate Governance Committee has established certain criteria it considers as guidelines in considering nominations to the Company's Board of Directors. The criteria include:

•
personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the Company's industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of the Company's operations; and

•	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating and Corporate Governance Committee's goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In order to ensure that the Board consists of members with a variety of perspectives and skills, the Nominating and Corporate Governance Committee has not set any minimum qualifications and also considers candidates with appropriate non-business backgrounds. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Committee evaluates potential nominees based on the contribution such nominee's background and skills could have upon the overall functioning of the Board. The Committee takes into account diversity in professional experience, skills and background, and diversity in race and gender, in considering individual director candidates.

In accordance with the Company's by-laws, any shareholder may nominate a person for election to the Board of Directors upon delivery of written notice to the Company of such nomination, stating the name and address of the nominee and describing his qualifications. Such notice shall be sent by certified mail or delivered to the principal office of the Company to the attention of the Board of Directors, with a copy to the President and Corporate Secretary of the Company.

The Board of Directors believes that, based on the Nominating and Corporate Governance Committee's knowledge of the Company's Corporate Governance Principles and the needs and qualifications of the Board at any given time, the Nominating and Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded Board of Directors. In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Committee's criteria for Board service are re-nominated. As to new candidates, the committee will generally poll the Board members and members of management for recommendations. The committee may also review the composition and qualification of the boards of directors of the Company's competitors, and may seek input from industry experts or analysts. The committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the committee evaluates each individual in the context of the Board as whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the committee makes its recommendation to the Board of Directors. The committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. Any search firm retained to assist the Committee in seeking candidates for the Board will affirmatively be instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.

Strategic Planning Committee Functions and Responsibilities

The Strategic Planning Committee was created to oversee the responsibilities of the Board relating to planning and finance, including: to organize and oversee the Board's participation in the development of a strategic plan and the risk assessment and management process; to follow the progress in the implementation of the strategic plan and to advise the Board if additional Board action appears to be needed to assure successful implementation of the plan or if a need exists to revise the plan in the face of changing conditions or other factors; and to assure that management is addressing the personnel requirements for the successful implementation of the strategic plan. The committee meets periodically during the year, generally prior to the scheduled quarterly board of director meetings, to review the progress of the Company's capital expenditure budget and to evaluate recent trends in the oil and gas industry which may have an impact on the Company's current business strategy for the remainder of the year.

The committee shall consist of no fewer than three members of the Board. The Chair and a majority of the committee members shall meet the independence requirements of the NYSE and such other rules and regulations as may be applicable. Current members of the Strategic Planning Committee are Messrs. McVay (Chairman), Flury, Wallace, and Nocchiero. Mr. Richard O. Wilson served as a director and as a member of the Strategic Planning Committee until his retirement in May 2011. Mr. Nocchiero was elected as a new director in May 2011 and assumed the member vacancy created by Mr. Wilson's retirement.

Corporate Governance Matters

Corporate Governance Principles. The Company believes that good corporate governance is important to ensure that Callon is managed for the short- and long-term benefit of its shareholders. Available on the Company website, www.callon.com, under the “Investors - Corporate Governance” tab are copies of the Company's:

•	Corporate Governance Principles;

•	Code of Business Conduct and Ethics;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Corporate Governance Committee Charter; and the

•	Strategic Planning Committee Charter.

Any amendments to or waivers of the foregoing documents will also be posted on the Company's website. Copies of these documents are available in print, free of charge, to any shareholder upon written request to the Company's Corporate Secretary.

Ethics. The Company's Code of Business Conduct and Ethics sets forth our policies and expectations. The Code, which applies to every director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company's assets. The Code meets the NYSE's requirements for a code of business conduct and ethics as well as the SEC's definition of a code of ethics applicable to the Company's senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Code.

BENEFICIAL OWNERSHIP OF SECURITIES

Management and Principal Shareholders

The following table sets forth, as of the March 16, 2012, certain information with respect to the ownership of shares of common stock held by (i) all persons known by the Company to be the beneficial owners of 5% or more of the outstanding common stock, (ii) each director, (iii) the nominees for director, (iv) each of the executive officers named in the Summary Compensation Table, and (v) all executive officers and directors of the Company as a group. Information set forth in the table with respect to beneficial ownership of common stock has been obtained from filings made by the named beneficial owners with the SEC as of the record date or, in the case of executive officers and directors of the Company, has been provided to the Company by such individuals.

Common Stock (a)
Name and Address of Beneficial Owner	Beneficial Ownership	Percent
Directors:
Fred L. Callon	157,262(b)	*
L. Richard Flury	102,573(c)	*
Larry D. McVay	78,823(d)	*
Anthony J. Nocchiero	24,423(e)	*
John C. Wallace	-- (f)	*
B. F. Weatherly	122,107(g)	*
Named Executive Officers:
Vincent Borrello	15,762(h)	*
Gary A. Newberry	42,623(i)	*
Stephen F. Woodcock	69,785(j)	*
Directors and Executive Officers:
As a Group (13 persons)	832,903(k)	2.11%
Certain Beneficial Owners:
Franklin Resources, Inc.	5,228,065 (l)	13.80%
One Franklin Parkway San Mateo, CA 94403
________________
* Less than 1%

a)
Unless otherwise indicated, each of the persons listed in the table may be deemed to have sole voting and dispositive power with respect to such shares. Beneficial ownership does not include the unvested portion of stock awards due to lack of voting and disposition power unless such award will vest within sixty days of March 16, 2012. Percentage ownership of a holder or class of holders is calculated by dividing (i) the number of shares of common stock beneficially owned by such holder or class of holders plus the total number of shares of common stock underlying options exercisable or stock awards vesting within sixty days of March 16, 2012, by (ii) the total number of shares of common stock outstanding plus the total number of shares of common stock underlying options exercisable and stock awards vesting within sixty days of March16, 2012, but not common stock underlying such securities held by any other person.

b)
Of the 157,262 shares beneficially owned by Fred L. Callon, 84,014 shares are owned directly by him; 25,215 shares are held by him as custodian for certain minor Callon family members; 16,658 shares are owned within the Company's Employee Savings and Protection Plan; and 31,375 shares are subject to options under the 1996 Plan, exercisable within 60 days. Shares indicated as beneficially owned by Mr. Callon do not include 24,904 shares of common stock owned by his wife over whom he disclaims beneficial ownership, 299,750 restricted stock units payable in stock, 135,520 restricted stock units payable in cash, and 117,500 phantom units payable in cash.

c)
Of the 102,573 shares beneficially owned by L. Richard Flury, 56,250 shares are owned directly by him; 30,000 shares are held in joint tenancy with his wife; 5,000 shares are subject to options under the 1996 Plan, exercisable within 60 days; 5,000 shares are subject to options under the 2002 Plan, exercisable within 60 days; and 6,323 shares of unvested restricted stock which will vest within sixty days of March 16, 2012.

d)	Of the 78,823 shares beneficially owned by Larry D. McVay, 72,500 shares are owned directly by him and 6,323 shares of unvested restricted stock which will vest within sixty days of March 16, 2012.

e)
Of the 24,423 shares beneficially owned by Anthony J. Nocchiero, 18,100 shares are owned directly by him and 6,323 shares of unvested restricted stock which will vest within sixty days of March 16, 2012.

f)
John C. Wallace transferred his equity ownership in the Company to The Wallace Family Trust in April 2008. All equity ownership in the Company acquired by Mr. Wallace since April 2008 has also been transferred to the Wallace Family Trust with the exception of the 18,968 restricted stock units awarded in May 2011 and payable in cash upon his separation of service as a director. Mr. Wallace has no voting and dispositive power over the shares owned by the Trust.

g)
Of the 122,107 shares beneficially owned by B. F. Weatherly, 10,282 shares are owned directly by him; 2,288 shares are owned within his personal IRA account; 66,526 shares are held in joint tenancy with his wife; 33,011 shares are owned within the Company's Employee Savings and Protection Plan; 5,000 shares are subject to options under the 1996 Plan, exercisable within 60 days; and 5,000 shares are subject to options under the 2002 Plan, exercisable within 60 days. Shares indicated as beneficially owned by Mr. Weatherly do not include 193,375 restricted stock units payable in stock, 34,125 restricted stock units payable in cash, and 87,500 phantom units payable in cash.

h)
Of the 15,762 shares beneficially owned by Vince Borrello, 762 shares are owned within the Company's Employee Savings and Protection Plan; and 15,000 shares represent unvested restricted stock units which will vest within sixty days of March 16, 2012. Shares indicated as beneficially owned by Mr. Borrello do not include 47,000 restricted stock units payable in stock and 3,000 phantom units payable in cash.

i)
Of the 42,623 shares beneficially owned by Gary A. Newberry, 36,027 shares are owned directly by him and 6,596 shares are owned within the Company's Employee Savings and Protection Plan. Shares indicated as beneficially owned by Mr. Newberry do not include 127,500 restricted stock units payable in stock, 22,500 restricted stock units payable in cash, and 25,000 phantom units payable in cash.

j)
Of the 69,785 shares beneficially owned by Stephen F. Woodcock, 35,026 shares are owned directly by him; 13,009 shares are owned within the Company's Employee Savings and Protection Plan; and 21,750 shares are subject to options under the 2002 Plan, exercisable within 60 days. Shares indicated as beneficially owned by Mr. Woodcock do not include 121,550 restricted stock units payable in stock, 21,450 restricted stock units payable in cash, and 57,500 phantom units payable in cash.

k)
Includes 41,375 shares subject to options under the 1996 Plan, exercisable within 60 days; 45,800 shares subject to options under the 2002 Plan, exercisable within 60 days; 15,000 shares of restricted stock units which will vest within sixty days of March 16, 2012; 18,969 shares of unvested restricted stock which will vest within sixty days of March 16, 2012; and 184,787 shares are owned within the Company's Employee Savings and Protection Plan.

l)
Information is based upon a Schedule 13G/A filed with the SEC on November 10, 2011 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. (collectively “Franklin”). In this Schedule 13G/A, Franklin represents that it has sole voting power with respect to 5,228,065 shares of common stock and sole dispositive power with respect to 5,336,818 shares of common stock.

With respect to shares issuable upon exercise of stock options, the holders or class of holders acquire investment power for these shares immediately upon a “change of control” as defined in the applicable plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC's regulations to furnish the Company and the NYSE copies of all Section 16(a) forms they file with the SEC.

Based solely on review of the copies of such reports furnished to the Company during, or with respect to, the fiscal year ended December 31, 2011, and written representations from all of the Company's officers and directors, to the Company's knowledge, all of the Company's officers, directors and greater than ten percent shareholders have complied with all Section 16(a) filing requirements for the year ended December 31, 2011.

EXECUTIVE COMPENSATION AND OTHER RELATED INFORMATION

Compensation Discussion and Analysis
of Executive Compensation

Oversight of Executive Compensation Program
The Compensation Committee is appointed by the Board of Directors of the Company to assist the Board in performing its fiduciary responsibilities relating to compensation of the Company's Chief Executive Officer and other executive officers. The Compensation Committee is directly responsible for the incentive compensation programs, which include programs that are designed specifically for our senior officers, including our executive officers included in the “Summary Compensation Table”, whom we sometimes refer to as the “named executive officers.”
During 2011, the Compensation Committee retained the services of Meridian Compensation Partners LLC to assess the effectiveness of the Company's compensation program and to obtain a more complete picture of the overall compensation environment, based on surveys of other companies within our industry. Meridian consultants attended all meetings of the Committee and provided the Committee with information regarding the pay practices of similarly-sized companies. The Compensation Committee considered the advice of the consultant as only one factor among the other items discussed in this compensation discussion and analysis. Actual compensation decisions for individual officers are the result of the Compensation Committee's subjective analysis of a number of factors, including the individual officer's performance, experience, skills or tenure with us, changes to the individual's position and trends in compensation practices within our peer group or industry. The Compensation Committee also uses its discretion to adjust any of the components of compensation to achieve our goal of recruiting, developing, motivating, and retaining individuals with the skills necessary to execute our business strategy and develop and grow our business.

While the consultant interacts with the Company's executive officers in order to complete its assignments and prepare its reports, the consultant reports directly to the Compensation Committee.  Meridian has not provided any services to us other than advice and recommendations with respect to the determination of the amount and form of executive and director compensation at the request of the Committee.

The Compensation Committee has established procedures that it considers adequate to ensure that the compensation consultant's advice to the Committee remains objective and is not influenced by our management. With the consent of the Compensation Committee chair, the consultant may, from time to time, contact our executive officers for information necessary to complete its assignments and may make reports and presentations to and on behalf of the Committee that the executive officers may also receive.

2011 Advisory Vote

The Compensation Committee considered the results of the 2011 advisory, non-binding “say-on-pay” proposal in connection with the discharge of its responsibilities. Because 95% of our shareholders voting on the “say on pay” proposal approved the compensation of the named executive officers described in our proxy statement for our 2011 annual meeting of shareholders, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote.

Compensation Risks

The Compensation Committee, with assistance of the consultant, extensively reviewed the elements of executive compensation during 2011 to determine whether any portion of executive compensation encouraged excessive risk taking. Management of the Company conducted a similar risk assessment with respect to other employees. Management and the Compensation Committee do not believe that our compensation policies and practices for our executive officers and other employees present risks that are reasonably likely to have a material adverse effect on the Company. In addition, we believe that the mix and design of the elements of compensation do not encourage management to assume excessive risks.

Compensation Program Philosophy and Objectives

Our business strategy is to increase shareholder value by increasing reserves and production levels, increasing reserve life and predictability of production, diversifying risk, and strengthening our balance sheet. Our compensation program is designed to attract, retain and motivate employees in order to effectively implement our strategy. Specifically, our compensation program has four objectives:

•
To facilitate ownership of our common stock by our executive officers and employees through equity-based incentives so that their interests are closely aligned with those of our shareholders in terms of both risk and reward;

•	To attract and retain motivated and qualified executives whose performance continues to contribute to the execution of both our short- and long-term strategic goals;

•	To create a “pay for performance” oriented environment that rewards significant contributions to our short- and long-term strategic goals while avoiding excessive risks; and

•	To provide an executive compensation structure that is internally equitable based upon the level of responsibility of our executives.

We strive to minimize turnover of our executive talent by providing a compensation package which includes a mix of stable annual cash compensation along with performance-based and at-risk compensation to ensure our executive's attention remains focused on the Company's and the shareholders' interest.
Use of Market Data
In order to assist in the determination of compensation, Meridian provided the Compensation Committee with market data from a group of peer companies in the industry that are similar in size and operations to Callon. The peer group is reviewed each year and is adjusted, as required, based on changes in the peer companies' operations and changes in Callon's operations. The Committee looks at Callon's size from an asset standpoint along with relevant operating and financial metrics relative to the peer companies to help frame appropriate levels of compensation as a reference point for decision-making. Our management and Compensation Committee use the information regarding peer companies to confirm their compensation decisions for reasonableness. We do not target a specific percentile of our peer group, and the market data is just one factor considered by the Committee in determining compensation.
The table below indicates the Peer Companies (“Peer Companies”) which were used to determine base salaries, cash bonuses, and long-term compensation for 2011.

Peer Companies
ATP Oil and Gas Corp.
Brigham Exploration Company
Carrizo Oil & Gas, Inc.
Goodrich Petroleum Corporation
Endeavor International Corporation
McMoran Exploration Company
Comstock Resources, Inc.
Petroquest Energy Inc.
Stone Energy Corp.
Swift Energy Company

Elements of Compensation
While we do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of our compensation programs so that, as an executive's responsibility increases, his compensation mix is generally weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while at the same time remaining competitive. The Committee believes that the compensation environment for qualified executives in the oil and gas industry is highly competitive and in order to compete in this environment, our executive officers' compensation should have the following components:

Component	Purpose	Philosophy Statement
Base Salary	• To pay for expertise and experience • Attract and retain talent • Provide stable compensation level	• In the aggregate, compared against peers given relative size • Reflective of individual skills, experience and expertise necessary to execute our business strategy
Annual Cash Reward and Incentive Compensation
• Motivate superior operational and
   financial performance
• Provide annual recognition of performance
   based on achievement of individual and
   corporate objectives
• To promote and encourage pay-for-
   performance

• In the aggregate, bonus opportunities
   compared against peers given relative size for
   reasonableness
• Reflective of internal equity considerations
• Goals aligned with annual strategic objectives
   of the Company
• Modest or no reward for performance below
   expectations and potential for significantly
   increased reward for exceptional performance
• Provide balance in compensation programs
   and avoid encouraging undue risk-taking

Long-Term Equity Incentives	• Directly align employees with shareholders • Create significant retention hook • Match competitive practices to attract and retain employees
• Ultimate value delivered influenced by the
   Company's return to shareholders as
   compared against peer companies
• Appropriate opportunities based on a review
   of multiple reference points:
- Industry peer grant values
- Historical grant practices
- Internal relative positioning
- Provide balance in compensation
   programs and avoid encouraging undue
   risk-taking

Retirement and Health Benefits	• Provide financial security for employees and their families • Help ensure a financial safety net • Match competitive practices	• Programs generally consistent, regardless of level, across the organization • Benefit levels competitive with peer companies
Severance Protection	• Match competitive practices to attract and retain employees • For change in control protection, help ensure executives consider all possible transactions to increase shareholder value	• Benefit levels based on peer group practices with consideration to shareholder value

How We Determine Each Element of Compensation.

Base Salaries. At a regularly scheduled meeting, generally in March of each year, the Committee reviews the base salary for the Chief Executive Officer and other named executive officers. Actual individual salary amounts are not objectively determined, but instead reflect the Compensation Committee's subjective analysis of a number of factors, including the individual officer's experience, skills or tenure with the Company, changes to the individual's position within the Company, trends in compensation practices within our peer group or industry, and his or her expected future contribution to the success of our Company. In addition, the Compensation Committee also carefully considers the input and recommendations of the CEO when evaluating factors relative to the other executive officers, or, in the case of the CEO, the Compensation Committee considers the input and recommendations of the chairman of the Compensation Committee. Upon review of these various factors and taking into consideration the Company's philosophy of emphasizing incentive compensation, the Committee made no changes to existing executive officer salaries during 2011.
Vince Borrello joined us in April 2011 as the Vice President/General Manager - Permian Basin. His base salary of $250,000 per year was determined by negotiation and was approved by the Compensation Committee.

Annual Cash Reward and Incentive Compensation. Executive officers, senior management and certain other non-management technical personnel have the potential to receive a significant portion of their annual cash compensation as a cash bonus. As with base salary, the Committee looks at Callon's size from an asset size and other operating metrics standpoint relative to the Peer Companies as a reference point for determining the reasonableness of targeted bonus opportunities. For 2011, the Committee set the initial bonus percentage targets for the Chief Executive Officer, the Chief Financial Officer, and the Senior Vice President - Operations at 100%, 90%, and 90% of base salary, respectively. The other named executive officers were eligible for a bonus targeted at 50% to 60% of base salary. Bonus percentage of base salary targets for other senior management and non-management technical personnel were not specifically set.
Each year, following the Board of Directors' approval of the annual operating budget and financial forecast for the next year, the Compensation Committee sets performance related cash bonus guidelines for the next year. These guidelines are used as a reference point and no specific formula or weighting is considered. After the end of the performance period, the Committee meets to evaluate the Company's actual performance relative to these pre-determined cash bonus guidelines on a percentage basis. The Committee reserves the right to adjust the results based on unexpected events outside the control of the Company which may have negatively impacted the guideline attainment percentage. Cash bonus amounts for each named executive officer are calculated based on the attainment percentage and their respective salary bonus percentage, and adjusted, if necessary, for superior individual performance above and beyond the original corporate performance guidelines.
The Compensation Committee desired to set reasonable guidelines for 2011 bonus consideration which reflect strategic business focus points and which encourage management to promote growth of the Company and foster added shareholder value. The agreed focus points and results for the year 2011 were as follows:

Focus Point	Achievements
Conduct operation in a safe manner.
The Company achieved an ORIR Recordable Incidents level of 0.65 which is considerably below the target of 1.5 set for the year and in line with the incident levels achieved by much larger E&P operating companies.

Continue Permian drilling plan within peer costs.
In 2011, the Company drilled 36 wells in the Wolfberry formation on our acreage in the Midland basin at an average cost of approximately $2.3 million per well. The average well cost was within the cost guidelines when considering the wells were drilled deeper than originally projected and considering the continued upward cost pressure of hydraulic fracturing of wells in this area. Our average well cost was also within the range of well cost disclosed by peer companies drilling similar wells in the Permian Basin during 2011.

Add acreage to our Permian Basin focus area.
During the year 2011, the market for acreage in the core of the Permian Basin continued to escalate in price making the economics of most acreage offered unattractive. However, the Company was able to add 728 acres of prospective acreage at a reasonable price. Negotiations on an available acreage position accelerated in the 4th quarter of 2011 but were not completed before year-end. In January 2012 the Company added 14,470 net exploratory acres in the northern portion of the Permian Basin.

Meet specified operational and financial targets
For 2011, operational and financial metrics were for total production, cash flow from operations, reserve additions, and pre-tax income. The production goal was achieved and was within guidance given to the public. Cash flow from operations exceeded the budgeted amount for 2011 by over $22 million. Reserve additions for the year were approximately 4.1 MMboe which exceeded the target of 3.5 MMboe. Pre-tax income of $37 million was $25 million in excess of the agreed upon goal for the year.

At the March 2012 Compensation Committee meeting, the Committee subjectively evaluated the Company's overall performance against the focus points and guidelines set for 2011 and determined that the Company met expectations for the year. The Committee noted that despite external factors such as commodity pricing and the significantly increased interest in and the competitive nature of leasing activity in the Company's Permian Basin focus area which impacted the Company's ability to add prospective acreage, the Company continued to efficiently drill wells, increased Permian Basin production by over 100% as compared to 2010 production and increased net oil and gas reserves.

For 2011, Mr. Callon received a cash bonus of $464,520, representing 100% of his base salary in 2011. In addition to his responsibilities as Chairman of the Board and his leadership in achieving the goals set forth above, Mr. Callon was specifically recognized for his long-term proven track record of leadership and his vision of the Company's long-term growth strategy. He continued to seek and implement meaningful ways to increase our oil and natural gas reserves, promote safe environmental operations, and improve the Company's financial stability, all of which contribute to increased shareholder value. Early in 2011, under Mr. Callon's leadership, the Company completed a public offering of 10.1 million shares of common stock which provided $73.8 million in funds available for future operational and exploration needs. A portion of the proceeds were used to redeem $31 million of the Company's outstanding 13% Senior Notes, thereby reducing the overall debt level of the Company. Using his experience in the oil and gas industry, Mr. Callon continued to guide the Company's transition from primarily an off-shore oil producing company to a more balanced production ratio by expanding our operations in the Permian Basin located near Midland, Texas.
Recognizing their individual contributions to achievement of the goals discussed above, for 2011, Messrs Weatherly, Newberry, Woodcock, and Borrello received cash bonuses of $327,600, $315,000, $171,600, and $150,000, respectively, representing 90%, 90%, 60%, and 60%, respectively, of their base salaries in 2011.
Long-term Equity Incentives. The Compensation Committee administers our long-term incentive plans and performs functions that include approving award recipients, determining the timing of grants and assigning the number of shares awarded, fixing the time and manner in which awards are exercisable, setting option exercise prices and vesting and expiration dates, and from time to time adopting rules and regulations for our plans. For the grant of equity compensation to executive officers, our Compensation Committee will typically consider information provided by the compensation consultant related to the overall competitive environment associated with long-term compensation. We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. However, our Committee does follow a policy of not granting equity incentives when material non-public information exists that may affect the short-term price of our stock.

The Committee considered information provided by the consultant, the long-term incentive practices of the Peer Group, and the Company's financial situation and share availability and determined in May 2011 to grant long-term incentives to the named executive officers as set forth below.

Name	Restricted Stock Units Payable in Common Stock	Restricted Stock Units Payable in Cash (3)	Phantom Units Payable in Cash (4)
Fred L. Callon	93,500(1)	16,500	55,000
B. F. Weatherly	63,750(1)	11,250	37,500
Gary A. Newberry	42,500(1)	7,500	25,000
Stephen F. Woodcock	34,000(1)	6,000	20,000
Vince Borrello	17,000(1) 45,000(2)	3,000 --	-- --

(1)	Amount represents restricted stock units vesting on May 12, 2014 and payable in Company common stock on the vesting date.

(2)	Mr. Borrello was hired on April 4, 2011. His employment offer included 45,000 restricted stock units vesting ratably on each subsequent three anniversary dates.

(3)	Amount represents restricted stock units vesting on May 12, 2014 and payable in cash based on the average of the opening and closing NYSE market price of the Common Stock on the date of payment.

(4)
Amount represents performance-based phantom units payable in cash on the vesting date and which will be adjusted between 0% and 150% based on the Company's total shareholder return when compared to the Peer Companies. The adjusted performance-based units will vest on December 31, 2013.

We believe a mix of long-term incentives payable in cash and stock, a portion of which has time-based vesting and a portion of which vests based on performance, achieves our goals of incentivizing our executive officers and aligning their interests with those of our shareholders.
The performance-based phantom units are subject to an adjustment based on the Company's total shareholder return measured against a group of peer companies as follows:

Callon's Total Shareholder Return Rank versus Peers	Phantom Units Vesting as a Percentage of Target
1 or 2	150%
3 or 4	125%
5 or 6	100%
7 or 8	50%
9, 10, or 11	—%

At the end of the vesting period, the earned awards will be provided to the participant without any additional holding period.
Information concerning all unvested performance shares and outstanding options held by our named executive officers is contained in the "Outstanding Equity Awards at December 31, 2011" table.
Retirement and Health/Welfare Benefits. We provide certain benefits that we believe are standard in the industry to all of our employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, long-term disability, a Company sponsored cafeteria plan and a 401(k) employee savings and protection plan. The costs of these benefits are paid entirely by the Company. Employee life insurance amounts surpassing the Internal Revenue Service maximum are treated as additional compensation to all employees. The Company's 401(k) contribution to each qualified participant, including the named executive officers, is calculated based on 5% of the employee's IRS eligible salary, excluding overtime pay and annual cash bonuses, and is paid one-half in cash and one-half in Company common stock, limited to IRS regulation dollar limits. The Company also matches employee deferral amounts, including amounts deferred by named executive officers, up to a maximum of 5% of IRS eligible compensation. The Company pays all administrative costs to maintain the plan.
Our executive officers are entitled to certain benefits, or perquisites, that are not otherwise available to all of our employees. We provide our Chief Executive Officer, Chief Financial Officer and other executive officers with use of a Company automobile. We purchase the automobile and pay for all maintenance, repairs, insurance and fuel. The employee is required to recognize taxable income using the Internal Revenue Service's annual lease value method for personal use of the vehicle. Another benefit offered only to Mr. Fred L. Callon is the Company's payment of annual premiums for a term life insurance policy for which Mr. Callon is the sole beneficiary and which the Company has no economic interest in the proceeds. The costs associated with these benefits for the named executive officers are reported as “Other Compensation” in the Summary Compensation Table. The Committee feels these perquisites are common to the oil and gas industry and the value of such benefits is considered in determining total compensation of our executives.
Severance Protection. Callon has not entered into any employment agreements with any of our executive officers. To align with market practices and in order to ensure all named executive officers are motivated to consider any transaction that would increase shareholder value, we have entered into change-in-control severance compensation agreements with our executive officers which include continued salary, benefits and accelerated vesting of equity awards. We believe that these provisions create important retention tools for us, as providing for accelerated vesting of equity awards upon a termination of employment in connection with a change in control provides employees with value in the event of a termination of employment that was beyond their control. In addition, we believe that it is important to provide the named executive officers with a sense of stability, both in the midst of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment. We believe post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the Company without allowing personal considerations to cloud the decision-making process. Further, we believe that such protections maximize shareholder value by encouraging the named executive officers to review objectively any proposed transaction in determining whether such proposal or termination is in the best interest of our shareholders, whether or not the executive will continue to be employed. These agreements match competitive practices and are all similar in structure except that Mr. Callon's benefit levels are higher to reflect his position as the CEO of the Company. These agreements include non-competition, non-solicitation, and non-disclosure provisions. In addition, the agreements contain a “claw back” provisions that will apply in the event any of these provisions are violated by the executive in order to protect the Company in the event the benefits are triggered. Effective January 2011, the Company amended and restated the severance agreements with Mr. Callon, Mr. Weatherly, and Mr. Woodcock to eliminate the excise tax gross-up provisions attributable to excess parachute payments in each of these contracts to align with evolving governance practices, and replace such gross-up provisions with a “net best” provision. The Company entered into a change-in-control severance compensation agreements with Gary A. Newberry and Vince Borrello in September 2011. Despite competitive market practices to the contrary, the Committee chose not to provide guaranteed severance benefits outside of a change-in-control. In the event of a termination of employment outside of a change-in-control, the Committee will consider the circumstances of each case separately.
Internal Revenue Service Limitations. When establishing our compensation programs, we consider all relevant tax laws. Our programs are designed to comply with Section 409A of the tax code, which applies to nonqualified deferred compensation, in order to prevent negative tax consequences for our executives. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. However, the Committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate and in the best interest of the shareholders, after taking into consideration changing business conditions or the executive's individual performance and/or changes in specific job duties and responsibilities. During 2009, the Company did not have any employees who exceeded the non-performance based compensation limit established by Internal Revenue Code Section 162(m). During 2010, the non-performance based compensation attributable to Fred L. Callon exceeded the limit established by Internal Revenue Code Section 162(m) in the amount of $197,199. During 2011, the non-performance based compensation attributable to Fred L. Callon and Gary A. Newberry exceeded the limit established by Internal Revenue Code Section 162(m) in the amount of $194,527 and $44,311, respectively.
Insider Trading Policy. We have an Insider Trading Policy for which all employees and members of our Board of Directors are prevented from buying or selling Company stock during periodic “trading blackout” periods. A trading blackout period is placed in effect by senior management when material non-public information about the Company may exist and may have an influence on the marketplace.
Stock Ownership Policy. In March 2008, the Compensation Committee of the Board of Directors adopted a stock ownership policy which applies to the Chief Executive Officer and the other named executive officers. The provisions of the policy provide for the investment position, computed on December 31 of each year, of the Chief Executive Officer to be no less than six times his or her base salary. For other named executive officers, the investment position shall be no less than two times base salary. Investment position is defined as calculated value of shares owned, shares owned indirectly, equivalent shares invested in the officer's 401(k) plan, and unvested portion of time-based vesting of performance shares or restricted shares. Value attributable to shares represented by both vested and unvested stock options and the value of unvested performance-based vesting of performance shares or restricted shares are excluded. Each officer has a period of five years from the date of adoption to attain the required investment position. If a named officer becomes subject to a greater investment position due to a promotion or an increase in salary, he or she will be expected to attain the increased investment position within three years of the change.
The Compensation Committee reserves the right to approve an alternate stock ownership guideline for named officers who can demonstrate a severe hardship in meeting the general guidelines.
Certain Relationships and Related Party Transactions. Our Audit Committee charter provides that the Company shall not enter into a related party transaction unless such transaction is approved by the Audit Committee after a review of the transaction by the Audit Committee for potential conflicts of interest. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K. In addition, our Code of Business Conduct and Ethics provides that an officer's or a director's conflict of interest with the Company may only be waived if the Nominating and Governance Committee approves the waiver and the full Board of Directors ratifies the waiver. The Committees have the authority to hire legal, accounting, financial or other advisors as it may deem necessary or desirable and/or to delegate responsibilities to executive officers of the Company in connection with discharging their duties. As of December 31, 2011, we are not aware of any related party transactions with our executive officers that may cause a conflict of interest with the Company.
Recoupment Policy. We currently do not have a recovery policy applicable to annual incentive bonuses or equity awards other than those required under Sarbanes-Oxley legislation. The Compensation Committee will continue to evaluate the need to adopt such a policy in light of pending legislation.
Compensation Committee Recommendation
We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions included in this proxy statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.
L. Richard Flury (Chairman)
Larry D. McVay
John C. Wallace
Anthony J. Nocchiero

The following table sets forth certain information with respect to the Chief Executive Officer and Chief Financial Officer of the Company and the three most highly compensated executive officers of the Company serving in such positions as of December 31, 2011. We sometimes refer to the officers listed below as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Annual Salary ($)		Cash Bonus ($)		Stock Awards ($)		All Other Compen- sation ($)(11)	Total ($)

Fred L. Callon Chairman, President and Chief Executive Officer	2011	464,520		464,520	(3)	1,156,650	(5)	60,646	2,146,336
	2010	464,520		575,000		944,063	(6)	61,076	2,044,659
	2009	464,520		696,780		325,000	(7)	58,838	1,545,138

B. F. Weatherly Executive Vice President and Chief Financial Officer	2011	364,000		327,600	(3)	788,625	(5)	42,157	1,522,382
	2010	364,000		420,000		755,250	(6)	40,514	1,579,764
	2009	364,000		546,000		85,313	(7)	48,795	1,044,108

Gary A. Newberry Senior Vice President - Operations	2011	350,000		315,000	(3)	525,750	(5)	41,074	1,231,824
	2010	250,077	(1)	100,000 300,000	(4)	273,000 375,000	(8) (9)	42,297	1,340,374

Stephen F. Woodcock Vice President, Exploration	2011	286,000		171,600	(3)	420,600	(5)	41,862	920,062
	2010	286,000		171,600		566,438	(6)	53,197	1,077,235
	2009	286,000		171,600		45,500	(7)	43,002	546,102

Vince Borrello Vice President and General Manager - Permian Basin Operations	2011	187,500	(2)	150,000	(3)	140,200 351,450	(5) (10)	29,258	858,408

(1)	Mr. Newberry's employment date was April 1, 2010 and initial annual salary was $320,000. Upon his promotion in September 2010, his annual salary was increased to $350,000.

(2)	Mr. Borrello's employment date was April 4, 2011 and his annual salary was $250,000.

(3)	Cash bonus declared in March 2012 attributable for services performed during 2011.

(4)	Represents a sign-on bonus paid in April 2010 as an additional incentive for employment.

(5)
Represents the grant date fair value of the restricted stock units and performance-based phantom units granted to the named executive officers on May 12, 2011 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company's consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 14, 2012.

(6)
Represents the grant date fair value of the restricted stock units and performance-based phantom units granted to the named executive officers on May 7, 2010 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company's consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011.

(7)
Represents the grant date fair value of the restricted stock units granted to the named executive officers on August 14, 2009 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnote 4 to the Company's consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 12, 2010.

(8)
Represents the grant date fair value of the restricted stock units granted to the named executive officer on April 1, 2010 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company's consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011.

(9)
Represents the grant date fair value of the restricted stock units granted to the named executive officer on September 22, 2010 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company's consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011.

(10)
Represents the grant date fair value of the restricted stock units granted to the named executive officers on April 4, 2011 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company's consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 14, 2012.

(11)	See table and related footnotes below.

Table of All Other Compensation

Name	Year	Company Contributed Cash to 401(k) ($)	Company Contributed Common Stock to 401(k) ($)(1)	Company Provided Auto ($)(2)	Company Paid Other ($)	Total ($)

Fred L. Callon	2011	18,375	6,125	21,457	14,689(3)	60,646
	2010	18,375	6,125	21,887	14,689(3)	61,076
	2009	18,375	6,125	22,838	11,500(3)	58,838

B. F. Weatherly	2011	18,375	6,125	17,657	—	42,157
	2010	18,375	6,125	16,014	—	40,514
	2009	18,375	6,125	15,047	9,248(4)	48,795

Gary A. Newberry	2011	18,375	6,125	16,574	—	41,074
	2010	18,375	6,125	17,797	—	42,297

Stephen F. Woodcock	2011	18,375	6,125	17,362	—	41,862
	2010	18,375	6,125	19,118	9,579(4)	53,197
	2009	18,375	6,125	18,502	—	43,002

Vince Borrello	2011	12,981	4,327	11,950	—	29,258

(1)
Company contributions to each person's 401(k) account consist of a basic contribution equal to five percent (5%) of eligible annual base salary (funded one-half in cash and one-half in equivalent-valued common stock) plus a matching amount (limited to five percent (5%) of eligible annual base salary if such employee individually contributed at least eight percent (8%) of their eligible annual base salary). The number of shares contributed is determined on a monthly basis by dividing one-half of the total basic cash contribution by the closing market price on the last trading day of the month.

(2)	Represents annual depreciation based on a three-year life plus insurance, fuel, maintenance and repairs.

(3)	Represents premiums paid by the Company on a personal life insurance policy for which Mr. Callon is the sole beneficiary.

(4)	Represents taxable income associated with the purchase of a Company automobile at below estimated fair market value.

Grant of Plan-Based Awards During 2011

The following table presents grants of equity awards during the fiscal year ending December 31, 2011:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value ($)(5)
		Thresh-old (#)	Target (#)	Maxi- mum (#)

Fred L. Callon	5/12/2011	—	—	—	93,500(2)	655,435
	5/12/2011	—	—	—	16,500(3)	115,665
	5/12/2011	—	55,000	82,500	—	385,550
B. F. Weatherly	5/12/2011	—	—	—	63,750(2)	446,888
	5/12/2011		—	—	11,250(3)	78,863
	5/12/2011	—	37,500	56,250	—	262,875
Gary A. Newberry	5/12/2011	—	—	—	42,500(2)	297,925
	5/12/2011	—	—	—	7,500(3)	52,575
	5/12/2011	—	25,000	37,500	—	175,250
Stephen F. Woodcock	5/12/2011	—	—	—	34,000(2)	238,340
	5/12/2011	—	—	—	6,000(3)	42,060
	5/12/2011	—	20,000	30,000	—	140,200
Vince Borrello	4/4/2011	—	—	—	45,000(4)	351,450
	5/12/2011	—	—	—	17,000(2)	119,170
	5/12/2011	—	—	—	3,000(3)	21,030

(1)
Amount represents performance-based phantom units payable in cash on the vesting date and which will be adjusted between 0% and 150% based on certain performance metrics when compared to Company identified peer companies. The adjusted performance-based shares will vest on December 31, 2013.

(2)	Amount represents restricted stock units vesting on May 12, 2014 and is payable in Company common stock on the vesting date.

(3)	Amount represents restricted stock units vesting on May 12, 2014 and is payable in cash based on the average of the opening and closing NYSE market price of the Common Stock on the date of payment.

(4)	Amount represents restricted stock units awarded as an inducement for employment. These units will vest ratably on each of three subsequent anniversary dates.

(5)
This column shows the grant date fair value of the awards granted to the named executive officers on the date indicated computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company's consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 14, 2012.

Stock-Based Incentive Compensation Plans

The 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) was approved by shareholders on May 12, 2011. Prior to that date, the Company maintained five common stock-based incentive plans for its officers, directors and employees: the 1994 Plan, the 1996 Plan, the 2002 Plan, the 2006 Plan, and the 2009 Plan (collectively, the “Prior Plans”). These Prior Plans will continue until all remaining awards are satisfied or expire but, any shares not reserved for future awards under the Prior Plans on the adoption date of the 2011 Omnibus Plan were transferred to and available under the 2011 Omnibus Plan. Any and all shares that may become available as a result of future stock option exercises or share award vesting under the Prior Plans will also be transferred to and available under the 2011 Omnibus Plan. No future grants will be made under the Prior Plans.

1994 Plan. The 1994 Plan was adopted on June 30, 1994 and approved by the Company's sole shareholder on that date. Pursuant to the 1994 Plan, 600,000 shares of common stock were reserved for issuance upon the exercise of options or for grants of performance shares. The 1994 Plan terminated effective July 14, 2004; therefore, no awards were made after this date.

1996 Plan. On August 23, 1996, the Board of Directors of the Company approved and adopted the 1996 Plan. The 1996 Plan was later approved by the shareholders of the Company on June 19, 1997. Pursuant to the 1996 Plan, 900,000 shares of common stock were reserved for issuance upon the exercise of options or for grants of performance shares. On August 20, 1998, the Board of Directors amended the 1996 Plan, as permitted pursuant to the terms of the 1996 Plan, to increase the number of shares of common stock reserved for issuance to 1,200,000 shares. On May 9, 2000, the shareholders of the Company approved an increase in the available number of shares of common stock reserved for issuance under the 1996 Plan to 2,200,000 shares. Award activity in 2011 and prior to the approval date of the 2011 Omnibus Plan included the expiration of 10,000 vested stock options. As of the approval date of the 2011 Omnibus Plan, a total of 314,548 unreserved shares became available for future awards under the 2011 Omnibus Plan. Subsequent to the approval of the 2011 Omnibus Plan, 15,000 vested stock options expired and became available for issuance under the 2011 Omnibus Plan.

2002 Plan. On February 14, 2002, the Board of Directors of the Company approved and adopted the 2002 Plan. Pursuant to the 2002 Plan, 350,000 shares of common stock are reserved for issuance upon the exercise of options or for grants of stock options, stock appreciation rights or units, restricted stock, or performance shares or units. This Plan qualified as a “broadly based” plan under the provisions of the SEC rules and regulations at the time it was adopted and therefore did not require shareholder approval. Because the 2002 Plan is a broadly based plan, the aggregate number of shares underlying awards granted to officers and directors cannot exceed 50% of the total number of shares underlying the awards granted to all employees during any three-year period. Award activity in 2011 and prior to the approval date of the 2011 Omnibus Plan included the forfeiture of 13,334 restricted stock units. Therefore, as of the approval date of the 2011 Omnibus Plan, a total of 40,800 unreserved shares became available for future awards under the 2011 Omnibus Plan. Subsequent to the approval of the 2011 Omnibus Plan, an additional 32,750 shares were returned to the 2002 Plan and became available for issuance under the 2011 Omnibus Plan.

2006 Plan. On March 9, 2006, the Board of Directors of the Company approved and adopted the 2006 Plan, subject to shareholder approval. The 2006 Plan was approved by the shareholders on May 4, 2006. Pursuant to the 2006 Plan, 500,000 shares of common stock are reserved for issuance upon the exercise of options or for grants of stock options, stock appreciation rights or units, restricted stock, or performance shares or units. Award activity in 2011 and prior to the approval date of the 2011 Omnibus Plan included the forfeiture of 101,000 restricted stock units and 4,207 shares became available as a result of restricted stock units vesting. Therefore, as of the approval date of the 2011 Omnibus Plan, a total of 155,572 unreserved shares became available for future awards under the 2011 Omnibus Plan. Subsequent to the approval of the 2011 Omnibus Plan, an additional 32,750 shares were returned to the 2002 Plan and became available for issuance under the 2011 Omnibus Plan.

2009 Plan. The 2009 Plan was approved by the shareholders on April 30, 2009. Pursuant to the 2009 Plan, 1,250,000 shares of common stock were reserved for issuance upon the exercise of options or for grants of stock options, stock appreciation rights or units, restricted stock, restricted stock units, or performance shares or units. Award activity in 2011 and prior to the approval date of the 2011 Omnibus Plan included the issuance of 45,000 restricted stock units and the forfeiture of 10,000 restricted stock units. Therefore, as of the approval date of the 2011 Omnibus Plan, a total of 278,175 unreserved shares became available for future awards under the 2011 Omnibus Plan. Subsequent to the approval of the 2011 Omnibus Plan, an additional 4,503 shares were returned to the 2009 Plan and became available for issuance under the 2011 Omnibus Plan.

2011 Omnibus Plan. The 2011 Omnibus Plan was approved by the shareholders on May 12, 2011. Pursuant to the 2011 Omnibus Plan, the total number of shares available for awards shall be equal to the sum of (a) Two Million Three Hundred Thousand (2,300,000) shares, (b) any and all Shares that are available for awards under the Prior Plans as of the approval date that are not reserved for outstanding awards that were granted under the Prior Plans on the approval date, and (c) any and all shares that may become available for awards under the Prior Plans on or after the approval date that were reserved for outstanding awards that were granted under the Prior Plans before the approval date, as provided in Section 4.2(b). Awards available under the 2011 Omnibus Plan include grants of stock options, stock appreciation rights or units, restricted stock, restricted stock units, or performance shares or units. On the initial approval date, a total 3,089,095 shares were available for future grants. Subsequent to the approval date, 52,253 shares became available under the 2011 Omnibus Plan from the Prior Plans. In addition, 2011 awards totaled 791,954. Therefore as of March 16, 2012, a total of 2,349,394 shares remain unissued within the 2011 Omnibus Plan.

The following information represents information concerning our equity compensation plans as of December 31, 2011:

Plan	Number of securities to be issued upon exercise of outstanding options (#)(a)	Weighted Average exercise price of outstanding options ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in columns (a)
1994 Plan (1)	10,000	12.40	—
1996 Plan (1)	76,375	9.47	—
2002 Plan (2)	74,149	6.44	—
2006 Plan (1)	12,000	14.17	—
2009 Plan (1)	—	—	—
2011 Plan (1)	—	—	2,349,394

(1)	Plan approved by the Company's shareholders.

(2)	Plan was adopted as a “broadly based” plan which did not require shareholder approval. See “Stock-Based Incentive Compensation Plans - 2002 Plan” for a description of the material terms of the Plan.

Long-Term Incentive Plan Awards

The Company does not have a long-term incentive plan for its employees other than the stock-based incentive compensation plans mentioned above and in the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning all unexercised and unvested stock awards at December 31, 2011 for the named executive officers:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not vested ($)(16)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(16)

Fred L. Callon	18,750 (1)	4.50	7/12/2012	—	—	—	—
	12,625 (2)	3.70	8/12/2012	—	—	—	—
	—	—	—	100,000(5)	497,000	100,000(6)	497,000
	—	—	—	106,250(7)	528,063	18,750(8)	93,188
	—	—	—	—	—	62,500(9)	310,625
	—	—	—	93,500(10)	464,695	16,500(11)	82,005
	—	—	—	—	—	55,000(12)	273,350

B. F. Weatherly	5,000(3)	6.05	5/8/2012	—	—	—	—
	5,000(4)	5.12	5/2/2013	—	—	—	—
	—	—	—	44,625(5)	221,786	7,875(6)	39,139
	—	—	—	85,000(7)	422,450	15,000(8)	74,550
	—	—	—	—	—	50,000(9)	248,500
	—	—	—	63,750(10)	316,838	11,250(11)	55,913
	—	—	—	—	—	37,500(12)	186,375

Gary A. Newberry	—	—	—	85,000(13)	422,450	15,000(14)	74,550
	—	—	—	42,500(10)	221,225	7,500(11)	37,275
	—	—	—	—	—	25,000(12)	124,250

Stephen F. Woodcock	13,250 (1)	4.50	7/12/2012	—	—	—	—
	8,500 (2)	3.70	8/23/2012	—	—	—	—
	—	—	—	23,800(5)	118,286	4,200(6)	20,874
	—	—	—	63,750(7)	316,838	11,250(8)	55,913
	—	—	—	—	—	37,500(9)	186,375
	—	—	—	34,000(10)	168,980	6,000(11)	29,820
	—	—	—	—	—	20,000(12)	99,400

Vince Borrello	—	—	—	45,000(15)	223,650	—	—
	—	—	—	17,000(10)	84,490	3,000(12)	14,910

(1)	Represents stock options awarded on July 12, 2002 which are 100% vested.

(2)	Represents stock options awarded on August 23, 2002 which are 100% vested.

(3)	Represents stock options awarded on July 25, 2000 which are 100% vested.

(4)	Represents stock options awarded on May 8, 2002 which are 100% vested.

(5)	Represents restricted stock units awarded August 14, 2009 and are payable in stock on August 14, 2012, the vesting date.

(6)	Represents restricted stock units awarded August 14, 2009 and are payable in cash on August 14, 2012, the vesting date.

(7)	Represents restricted stock units awarded May 7, 2010 and are payable in stock on May 7, 2013, the vesting date.

(8)	Represents restricted stock units awarded May 7, 2010 and are payable in cash on May 7, 2013, the vesting date.

(9)
Amount represents performance-based phantom units payable in cash on the vesting date and which will be adjusted between 0% and 150% based on the Company's total shareholders return when compared to Company identified peer companies. The adjusted performance-based units will vest on December 31, 2012.

(10)	Represents restricted stock units awarded May 12, 2011 and are payable in stock on May 12, 2014, the vesting date.

(11)	Represents restricted stock units awarded May 12, 2011 and are payable in cash on May 12, 2014, the vesting date.

(12)
Amount represents performance-based phantom units payable in cash on the vesting date and which will be adjusted between 0% and 150% based on the Company's total shareholders return compared to Company identified peer companies. The adjusted performance-based units will vest on December 31, 2013.

(13)	Represents restricted stock units awarded September 22, 2010 and are payable in stock on May 7, 2013, the vesting date.

(14)	Represents restricted stock units awarded September 22, 2010 and are payable in cash on May 7, 2013, the vesting date.

(15)	Represents restricted stock units awarded April 1, 2011and are payable in stock. Units vest one-third on each subsequent anniversary date following the award date.

(16)	Amounts calculated based on the December 30, 2011 closing price on the NYSE of $4.97 per share.

Option Exercises and Stock Vested

The following table indicates option exercises and stock vesting during 2011 for the named executive officers:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fred L. Callon	—	—	23,000(1)	154,000(3)

B. F. Weatherly	—	—	15,000(1)	100,439(3)

Gary A. Newberry	—	—	50,000(2)	409,042(4)

Stephen F. Woodcock	—	—	8,000(1)	53,561(3)

Vince Borrello	—	—	—	—

(1)	Represents vesting of shares awarded April 18, 2008

(2)	Represents vesting of shares awarded April 1, 2010

(3)	Represents the aggregate dollar amount realized on the date of vesting based on the market price of a share of Company stock on the NYSE on April 18, 2011.

(4)	Represents the aggregate dollar amount realized on the date of vesting based on the market price of a share of Company stock on the NYSE on January 1, 2011.

Potential Payments Upon Termination or Change-in-Control

The following table shows the estimated gross taxable compensation payable upon termination following a change in control or upon death, disability or retirement. No amounts would be payable upon termination for other causes. The information assumes, in each case, that the officer's termination was effective as of December 31, 2011. In presenting this disclosure, we describe amounts earned through December 31, 2011 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive's separation from the Company, our estimates are of the amounts which would be paid out to the executives upon their termination.

Name and Reason for Termination	Base Salary ($)(3)	Cash Bonus ($)(3)	Accelerated Stock Award Vesting ($)(4)	Continued Employee Benefits ($)(5)(6)	Total ($)

Fred L. Callon
Change in Control (1)	1,393,560	1,393,560	2,745,925	123,026	5,656,071
Death, Disability, or Retirement (2)	—	—	2,745,925	—	2,745,925

B. F. Weatherly
Change in Control (1)	728,000	689,500	1,565,550	52,670	3,035,720
Death, Disability, or Retirement (2)	—	—	1,565,550	—	1,565,550

Gary A. Newberry
Change in Control (1)	700,000	600,000	869,750	52,670	2,222,420
Death, Disability, or Retirement (2)	—	—	869,750	—	869,750

Stephen F. Woodcock
Change in Control (1)	572,000	343,200	996,485	52,640	1,964,325
Death, Disability, or Retirement (2)	—	—	996,485	—	996,485

Vince Borrello
Change in Control (1)	500,000	300,000	323,050	52,640	1,175,690
Death, Disability, or Retirement (2)	—	—	323,050	—	323,050

(1)
The Company entered into a Severance Compensation Agreement with each of the named executive officers listed in the table above. See “Employment Agreements, Termination of Employment and Change‑in‑Control Arrangements.”

(2)
“Disability” is generally defined as the employee's inability to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood, as determined by the Board of Directors after consultation of a qualified physician, he will be unable to carry out his normal and usual duties of employment. “Retirement” is generally defined as the employee's attainment of an age which the Board of Directors determines to be consistent with normal retirement age.

(3)
In accordance with Mr. Callon's Severance Compensation Agreement, the computation uses a three-year multiple with respect to the severance amount relating to salary and target bonus while a two-year multiple is used for the other named executive officers. See “Employment Agreements, Termination of Employment and Change‑in‑Control Arrangements.”

(4)	The amounts are computed based on unvested stock awards at December 30, 2011 using the closing price of the Company's common stock on the NYSE on the last trading day of 2011, at $4.97 per share.

(5)
Benefits consist of thirty-six (36) months of employer provided family medical and dental insurance, life insurance, dependent life insurance, accidental death coverage and disability coverage for Mr. Callon and twenty-four (24) months for the other named executive officers in the table.

(6)	Mr. Callon's amount includes an additional $14,689 for each of the three years representing premiums on a life insurance policy for which the Company does not have any beneficial interest.

Employment Agreements, Termination of Employment and Change‑in‑Control Arrangements

Employment Agreements. The Company does not have any employment agreements with any executive officer.

Severance Compensation Agreements. The Company entered into Severance Compensation Agreements with each of the named executive officers. The Agreements will terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of (1) December 31, 2012, provided, however, that, on each anniversary date thereafter (each such date, an “Anniversary Date”), the expiration date shall automatically be extended for one additional year unless, immediately prior to such Anniversary Date, either party shall have given written notice that it does not wish to extend this

Agreement, but in no event shall the expiration date be earlier than the second anniversary of the effective date of a Change of Control; (2) the termination of the Executive's employment with Callon based on death, Disability (as defined in Section 3.1 of the Agreement), or Cause (as defined in Section 3.2 of the Agreement; and (3) the voluntary resignation of the Executive for any reason other than Good Reason (as defined in Section 3.3 of the Agreement).

Pursuant to the Agreement, if the executive incurs a “separation from service” from the Company (as such term is defined in final Treasury Regulations issued under Code Section 409A and other authoritative guidance issued thereunder) without cause by the Company or for good reason by him within two years following a Change of Control of the Company (or in certain cases, prior to a change of control), then the executive is entitled to a single lump-sum cash payment (payable on the date that is six months following the triggering event) in an amount equal to three times the sum (with respect to Mr. Callon) of (a) the annual base salary in effect immediately prior to the Change of Control or, if higher, in effect immediately prior to the separation from service, and (b) the greater of the average bonus earned with respect to the three most recently completed full fiscal years or the target bonus for the fiscal year in which the Change of Control occurs, based on a forecast that has been approved by the Board of the results for the fiscal year in which the Change of Control occurs. For the remaining named executive officers except, the salary and bonus multiple is two times. In addition, the Company must maintain at its expense until thirty-six (36) months after a separation from service all life, disability, medical, dental, accident, and health insurance coverage for Mr. Callon. For the remaining named executive officers, the continued benefit period is twenty-four (24) months. If the executive's employment is terminated as a result of his death or Disability, the Company is only required to make such payments if the termination occurred within six months after a Change of Control. “Good reason” is generally defined in the Agreement as a change in compensation, benefits, position, responsibilities, or location. A Change of Control is generally defined in the Agreement as (i) any person or group of persons acting in concert shall have become the beneficial owner of more than 50% of the outstanding common stock of the Company; (ii) the shareholders of the Company shall cause a change in the majority of the members of the Board of Directors within a twelve-month period; or (iii) the Company or its shareholders shall enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company.

The Agreements also provide that, upon a Change of Control, all stock options shall automatically become fully exercisable and all performance shares, restricted stock, stock appreciation rights and other similar rights held by the executive shall become fully vested, provided however, that such acceleration of vesting shall not occur if it would be an impermissible acceleration under Section 409A of the Code. If the Company cannot provide for acceleration of vesting as a result of provisions in existence prior to a Change of Control, any plan or agreement, or Section 409A, the Company must provide in lieu thereof a lump-sum cash payment equal to the total value of the outstanding and unvested stock rights as of the date of separation from service.

The Agreements incorporate a provision to provide for the possible impact of the federal excise tax on excess parachute payments. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20 percent excise tax upon the recipient and non-deductibility of such payments by the paying corporation. While the excise tax is seemingly evenhanded, the excise tax can discriminate against long-serving employees in favor of new hires, against individuals who do not exercise stock options in favor of those who do and against those who elect to defer compensation in favor of those who do not. For these reasons, we believe that the “net-best” provision included in the Agreement is appropriate. If any payment is subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payment will be reduced so that no portion of the payment is subject to such excise tax if the net benefit payable would be at least as much as it would have been if no reduction was made.

Compensation of Non-Management Directors

Each non-management director receives an annual retainer of $40,000 per year with an additional $20,000 per year for the chairman of the Audit Committee, an additional $15,000 per year to the chairman of the Compensation Committee, an additional $10,000 per year to the chairman of the Nominating and Corporate Governance Committee, and an additional $10,000 to the chairman of the Strategic Planning Committee. Each non-management director is reimbursed for reasonable out-of-pocket costs incurred to attend Board meetings. In addition to cash compensation the Compensation Committee may, from time to time, grant performance shares. During 2011, the Compensation Committee awarded shares of restricted stock with equivalent value equal to $125,000 each to Messrs. Flury, McVay, and Nocchiero. The restricted stock shall vest on the earlier of: (a) the first anniversary of the Grant Date, provided that Grantee continues to be a member of the Board (or is otherwise providing services to the Company as an employee) through such date; or (b) the date Grantee ceases to provide any services to the Company as an employee or director, other than for Cause, after reaching age sixty (60). The Compensation Committee may determine in its sole discretion that the restricted stock shall vest on a “qualified separation from service.” For purposes hereof, a “qualified separation from service” is defined as a Separation from Service, other than for Cause, following a minimum of five (5) years of tenure on the Board and occurring within five (5) years prior to Grantee attaining the age sixty (60). The table below indicates the total compensation earned and paid during 2011 for each non-management director:

Non-Management Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(7)	Option Awards ($)	All Other Compensation ($)	Total ($)

L. Richard Flury	55,000(3)	125,000	—	—	180,000

Larry D. McVay	50,000(4)	125,000	—	—	175,000

John C. Wallace	60,000(5)	125,000	—	—	185,000

Anthony J. Nocchiero	25,000(6)	125,000	—	—	175,000

Richard O. Wilson (1)	25,000	—	—	—	25,000

(1)
Mr. Wilson's term as a director expired on May 12, 2011. For personal reasons, he elected to not stand for re-election at the Annual Meeting held on May 12, 2011. His normal annual compensation was pro-rated for one-half year of service.

(2)	Does not include reimbursement of expenses associated with attending the Board meetings.

(3)	Represents annual retainer of $40,000 and an additional $15,000 for acting as chairman of the Compensation Committee.

(4)	Represents annual retainer of $40,000 and an additional $10,000 for acting as chairman of the Strategic Planning Committee.

(5)	Represents annual retainer of $40,000 and an additional $20,000 per year for acting as chairman of the Audit Committee.

(6)	Represents one half of the annual retainer of $40,000. Mr. Nocchiero was elected to serve as a director on May 12, 2011.

(7)
Amounts calculated utilizing the provisions of FASB ASC Topic 718. See notes 9 and 10 of the consolidated financial statements in the Company's Annual Report for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.

Fred L. Callon serves as Chairman of the Board of Directors but does not receive any additional compensation for his services in this capacity and therefore has been omitted from the table above. Mr. Weatherly also serves as a member of the Board of Directors and does not receive any additional compensation associated with those services.

The Company has established ownership requirements for its outside directors. Each director is required to achieve the a minimum value of common stock equal to at least 5 times the annual retainer within the next five years.

PROPOSAL 2

AN ADVISORY VOTE APPROVING OUR EXECUTIVE COMPENSATION

Callon is required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules promulgated under Section 14A of the Exchange Act, to seek a non-binding advisory vote from its shareholders to approve the compensation paid to its named executive officers as disclosed in this proxy statement. We encourage shareholders to read the “Compensation Discussion and Analysis” and “Executive Compensation and Other Related Information” sections of this proxy statement for a more detailed discussion of our compensation programs and policies, the compensation and governance-related actions taken in 2011 and the compensation awarded to our named executive officers.

Callon actively reviews and assesses its executive compensation program in light of the industry in which it operates, the marketplace for executive talent in which it competes, and the evolving compensation governance and best practices. Callon is focused on compensating its executive officers fairly and in a manner that promotes our compensation philosophy as described under Compensation Discussion and Analysis.

Our Board of Directors believes that Callon's executive compensation program satisfies these objectives, properly aligns the interests of our executive officers with those of our shareholders, and is worthy of shareholder support. In determining whether to approve this proposal, we believe that shareholders should consider the following:

Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that is not permitted to perform any additional services for Callon management.

Performance-Based Incentive Compensation. Elements of performance-based, incentive compensation are largely aligned with financial and operational objectives established in the Board-approved annual operating plan.

Elimination of Tax Gross-ups. Starting in 2011, executive officers will not be eligible for a tax related gross-up on any element of current and future compensation.

“Double Trigger” Severance Agreements with Fixed Term. Callon's change in control severance agreements with executive officers require an actual or constructive termination of employment before benefits are paid following any change in control.

Equity Plans. Our equity plans generally include three-year minimum vesting periods for time-based awards, prohibit repricing or exchange of outstanding option awards, and require options be granted with exercise prices at fair market value on the date of grant.

Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines described in “Compensation Discussion and Analysis.”

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Callon's named executive officers, as disclosed in Callon's 2012 proxy statement (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures under the heading “Executive Compensation and Other Related Information”).”

Although this vote is advisory and is not binding on the Board, the Compensation Committee of the Board values the input and views of Callon shareholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration when considering future executive compensation policies and decisions.

The Board of Directors recommends a vote “FOR” the advisory vote on executive compensation. Unless otherwise indicated, all properly executed proxies received by the Company will be voted “FOR” such approval at the 2012 Annual Meeting.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company's independent registered public accountants. The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, for the examination of the accounts and audit of the financial statements of the Company for the year ending December 31, 2012. While shareholder ratification is not required by the Company's bylaws or otherwise, the Board of Directors will present a proposal to the shareholders to approve and ratify as part of good corporate governance principles, the engagement of Ernst & Young LLP. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Ernst & Young LLP will be present at the 2012 Annual Meeting and will have the opportunity to make a statement, if he desires, and to respond to appropriate questions.

The Board of Directors recommends that the shareholders approve and ratify the appointment of Ernst & Young LLP as its independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012. Unless otherwise indicated, all properly executed proxies received by the Company will be voted “FOR” such ratification at the 2012 Annual Meeting.

SHAREHOLDERS' PROPOSALS
FOR 2013 ANNUAL MEETING

Shareholders who desire to present proposals at the 2013 Annual Meeting of Shareholders and to have proposals included in the Company's proxy materials must submit their proposals to the Company at its principal executive offices not later than December 3, 2012. If the date of the 2013 Annual Meeting of Shareholders is changed by more than 30 days from the date of the 2012 Annual Meeting of Shareholders, the deadline for submitting proposals is a reasonable time before the Company begins to print and mail its proxy materials for its 2013 Annual Meeting of Shareholders.

The person named in the Company's form of proxy for the 2013 Annual Meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company does not receive notice by February 18, 2013, unless the Company changes the date of its 2013 Annual Meeting of Shareholders by more than 30 days from the date of the 2012 Annual Meeting of Shareholders, in which case such persons will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Company mails its proxy materials for the 2013 Annual Meeting of Shareholders.

If the date of the 2013 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from the date of the 2012 Annual Meeting of Shareholders, the Company shall, in a timely manner, inform shareholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company's proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which the Company receives any such proposal, it is suggested that shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

FINANCIAL STATEMENTS AND OTHER AVAILABLE DOCUMENTS

Financial statements of the Company for its most recent fiscal year are contained in the 2011 Annual Report to Shareholders and the Company's Report on Form 10-K for the fiscal year ended December 31, 2011. Printed copies of the Company's Annual Report, the Company's Annual Report on Form 10-K, Corporate Governance Principles, Code of Business Conduct and Ethics and Charters of Board Committees are available to shareholders upon written request to the Robert A. Mayfield, Corporate Secretary, Callon Petroleum Company, 200 North Canal Street, Natchez, Mississippi 39120. You may also view the documents on the Company's website at www.callon.com.

OTHER BUSINESS

The Board of Directors does not know of any matter to be acted upon at the 2012 Annual Meeting other than those described above. If other business comes before the 2012 Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of the Company and its shareholders. Please sign, date, and return your proxy promptly to avoid unnecessary expense. All shareholders are urged, regardless of the number of shares owned, to participate in the 2012 Annual Meeting by returning their proxy in the enclosed business reply envelope.

By Order of the Board of Directors

Natchez, Mississippi	Fred L. Callon
April 2, 2012	Chairman, President and Chief Executive Officer

ANNUAL MEETING OF SHAREHOLDERS OF

CALLON PETROLEUM COMPANY

May 10, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.callon.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20233000000000000000 7 051012

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEES:

☐ FOR ALL NOMINEES
○ Fred L. Callon
○ L. Richard Flury

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED, PRE-ADDRESSED ENVELOPE ENCLOSED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

CALLON PETROLEUM COMPANY

200 North Canal Street, Natchez, Mississippi 39120

The undersigned hereby constitutes and appoints Fred L. Callon his true and lawful agent and proxy with full power of substitution in each, to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Callon Petroleum Company, held of record by the undersigned on March 16, 2012 at the Annual Meeting of Shareholders to be held at 9:00 a.m. in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120 on May 10, 2012, and at any adjournments thereof, on all matters coming before said meeting.

IF NO DIRECTION AS TO THE MANNER OF VOTING THIS PROXY IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3 AS INDICATED ON THE REVERSE SIDE HEREOF.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)

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